                                   EXHIBIT 2.2

                             AMENDMENT NO. 1 TO THE
                            ASSET PURCHASE AGREEMENT


         THIS AMENDMENT NO. 1 TO THE ASSET PURCHASE AGREEMENT (this "Amendment") is entered into this 24th day of March, 2000 between Synagro Technologies, Inc., a Delaware corporation (the "Purchaser"), and Whiteford Construction Co., Inc., a Maryland corporation (the "Seller"). The Purchaser and the Seller are each a "Party" and, collectively, they are sometimes referred to as the "Parties."

         WHEREAS, the Parties hereto entered into an Asset Purchase Agreement dated as of October 26, 1999 (the "Agreement"), whereby Seller agreed to sell to Purchaser substantially all of the assets and contract rights (to the extent such contract rights are assignable) used by Seller in connection with the operation of its biosolids division (the "Business");

         WHEREAS, the Parties hereby agree to amend the Agreement and the Schedules attached thereto in certain respects as set forth below; and

         WHEREAS, capitalized terms not defined herein shall have the meanings given to them in the Agreement.

         NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties hereto agree as follows:

         1.       AMENDMENTS, ADDITIONS AND DELETIONS TO THE AGREEMENT.

                  (a) The Parties agree that Farrell D. Whiteford should not be a Party and signatory to the Agreement and the Parties agree to amend the Agreement by deleting the following sentence in the first paragraph of the Agreement:

                           "FARRELL D. WHITEFORD ("Shareholder") has joined this Agreement as guarantor of Seller's obligations under
                           Article X of this Agreement as further set forth on the signature page of this Agreement."

                  (b) The Parties agree that the word "Shareholder" in the first WHEREAS paragraph of the Agreement should be deleted and the following words should be inserted in lieu thereof: "Farrell D. Whiteford ("Shareholder")".

                  (c) The Parties agree to amend Section 2.3(a) of the Agreement in its entirety to read as follows:



                                   EXHIBIT 2.2
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

                                    "(a) The aggregate purchase price (the
                           "Purchase Price") for the purchase of the Acquisition Assets and the representations, warranties, covenants and agreements referenced herein shall be an amount paid in cash at Closing equal to One Million Five Hundred Thousand Dollars ($1,500,000), plus the additional consideration referenced in Section 2.9, and less the Indebtedness. For purposes of this Agreement, "Indebtedness" means the indebtedness and other long-term liabilities of Seller (determined in accordance with GAAP) listed on Schedule 2.3."


                  (d) The Parties agree to amend Section 2.5 of the Agreement in its entirety to read as follows:

                                    "SECTION 2.5. CLOSING. Subject to the terms
                           and provisions of Article VIII and IX, the closing of the purchase and sale (the "Closing") provided for in this Agreement shall take place at the law offices of Greg N. Reamer, as promptly as practicable (but in any event on or before March 27, 2000), or at such other time and place as the Parties shall agree. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date."

                  (e) The Parties agree to delete Section 2.6(b)(iv) of the Agreement in its entirety.

                  (f) The Parties hereby agree to add a new Section 2.9 to read in its entirety as follows:

                                    "SECTION 2.9. ADDITIONAL CONSIDERATION. (a)
                           The capitalized terms used in this Section shall have the following meanings:

                                    1. "Covenant Period" means the period
                                    commencing on the Closing Date and ending on the date three (3) years after the Closing Date.

                                    2. "New Business" means any new event work, contracts, purchase orders, jobs, commitments or other agreements arising during the Covenant Period that are performed by Synagro Mid-Atlantic, Inc., a Delaware corporation and an affiliate of the Purchaser ("SMA"). New Business shall not include any work performed during the Covenant Period on existing contracts, event work,



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

                                    purchase orders, jobs, commitments or other agreements of SMA in effect as of the Closing Date (including, but not limited to, the Contracts transferred as part of the Acquisition Assets).

                           3. "New Acquisition Asset Revenues" means revenues collected by SMA that are directly attributable to the Acquisition Assets, or their replacements, utilized in the New Business.

                           (b) Subject to clause (d) below, as additional consideration for the Acquisition Assets (and shall be allocated to goodwill and intangibles), the Purchaser shall pay to Seller (i) four percent (4%) of the New Acquisition Asset Revenues resulting from any New Business (the "New SMA Consideration") and
                           (ii) thirty percent (30%) of the revenues collected by SMA (or its designee) that are directly attributable to contract number S 319 between the Seller and the Massachusetts Water Resources Authority ("MWRA Consideration"), including, but not limited to, revenues that may be collected by SMA (or its designee) if such contract is assigned to SMA (or its designee). The New SMA Consideration and the MWRA Consideration are collectively referred to herein as the "Additional Consideration". In the event the New Business arises during the Covenant Period but is not completed until after the end of the Covenant Period, the four percent (4%) payment will survive and continue to accrue to the benefit of the Seller until completion of the New Business.

                                    For example, if SMA obtains New Business
                           during the Covenant Period worth $100,000, and the Acquisition Assets are the only assets utilized for the entire project (i.e., no assets of the Purchaser or any of its affiliates were used with respect to the New Business), the Seller shall receive 4% of the revenues collected by SMA. Therefore, if SMA collects the entire $100,000, Seller shall be entitled to receive $4,000. Similarly, if SMA obtains New Business during the Covenant Period worth $100,000 and the Acquisition Assets utilized for the project accounted for only one-half of the revenues, the Seller shall be entitled to receive 4% of one-half of the revenues collected by SMA with respect to the project. Therefore, if SMA collects the entire $100,000, Seller shall be entitled to receive $2,000.

                           (c) During the Covenant Period, SMA shall utilize the Acquisition Assets in the following order: (i) first, to any existing



                                   EXHIBIT 2.2
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

                           contracts, event work, purchase orders, jobs, commitments or other agreements purchased by Purchaser as part of the Acquisition Assets (including, but not limited to, the Contracts transferred as part of the Acquisition Assets); and
                           (ii) second, for any New Business, provided that such Acquisition Assets are appropriate to substantially and efficiently perform the New Business in full compliance with SMA's obligations. If the Acquisition Assets are not being utilized by SMA for any reason (including, but not limited to the fact that there is no New Business), Purchaser and/or its affiliates may utilize the Acquisition Assets on other projects not involving SMA, and Purchaser shall not be required to make any payments to Seller with respect to revenues collected on such projects; provided, however, if any New Business is generated and SMA cannot use the Acquisition Assets because of the diversion, Seller shall be paid the New SMA Consideration it would have received had the Acquisition Assets been used for the New Business. SMA shall continue to solicit job opportunities in the states that the Seller and SMA have worked in the past (the "New Business Area"). If a project or lead arises in an area outside of the New Business Area and no other affiliate of Purchaser has indicated to Purchaser's corporate or regional office a desire to bid on such project or lead, SMA will be free to pursue such project or lead. If nationwide leads for event jobs that cannot be performed or are not of interest to any of Purchaser's affiliates become known to Purchaser's corporate office, Purchaser shall use its best efforts to refer the lead to SMA, but SMA shall be under no duty or obligation to pursue such lead.

                           (d) SMA shall determine the New SMA Consideration within thirty (30) days after April 1, 2001, April 1, 2002 and April 1, 2003 of each year. SMA's methodology for the determination of the New SMA Consideration and the results thereof shall be forwarded to the Seller. SMA shall provide Seller with access to the data it used to determine the New SMA Consideration upon request. The Seller shall review the calculation of the New SMA Consideration within fifteen (15) business days after delivery thereof and notify SMA in writing of any disagreement with such calculation. If within such fifteen (15) business days following delivery Seller does not object in writing thereto, then SMA's determination of the New SMA Consideration shall be conclusive. If Seller objects in writing to SMA's computation, then SMA and Seller shall negotiate in good faith and attempt to resolve their disagreement. Should such negotiation not result in an agreement within twenty
                           (20) business days of receipt by SMA of Seller's objection, then



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

                           the matter shall be submitted to an independent accounting firm of national reputation mutually acceptable to the Seller and SMA (the "Neutral Auditor"). If the Seller and SMA are unable to agree on the Neutral Auditor, then they shall request the American Arbitration Association to appoint the Neutral Auditor. All fees and expenses relating to appointment of the Neutral Auditor and the work, if any, to be performed by the Neutral Auditor will be borne equally by the Seller and SMA. The Neutral Auditor will deliver to the Seller and SMA a written determination (such determination to include a worksheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Neutral Auditor by the Seller and SMA, or their respective affiliates) of the disputed items within 30 days of receipt of the disputed items, which determination will be final, binding and conclusive on the parties. Purchaser shall pay the New SMA Consideration to the Seller within five (5) business days following agreement on or delivery of the final, binding and conclusive calculation of the New SMA Consideration.

                                    Purchaser shall pay the MWRA Consideration
                           within 30 days following the date the MWRA
                           Consideration is collected by Purchaser. Any disputes involving the Amount of MWRA Consideration due to Seller shall be resolved in the manner set forth above in this clause (d)."

                  (g) The Parties agree to delete the words "and Shareholder" in the parenthetical in the first paragraph of Section 3.1 of the Agreement.

                  (h) The Parties agree to amend Section 5.3(a) by deleting the words "and Shareholder" in the final two (2) places such words appear.

                  (i) The Parties agree to amend Section 5.3(b) by deleting the words "and Shareholder" in each of the two (2) places such words appear, and by deleting the words "or Shareholder" in each of the four
         (4) places such words appear.

                  (j) The Parties agree to amend Section 5.3(c) by deleting the words "and Shareholder" in each of the two (2) places such words appear.

                  (k) The Parties agree to amend Section 7.2 by deleting the words "Shareholder shall, and shall cause Seller to," and the words "Seller shall" shall be inserted in lieu thereof.

                  (l) The Parties agree to amend Section 7.5 by deleting ", Shareholder".



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                                        5

                  (m) The Parties agree to amend Section 7.9 by deleting "Shareholder,".

                  (n) The Parties agree to amend Section 8.3(g) by deleting the words "set forth on Schedule" and inserting the words "Subject to
         Section 2.8," in the beginning of the sentence.

                  (o) The Parties agree to amend Section 8.3(h) by deleting such provision in its entirety.

                  (p) The Parties hereby agree to amend clause (ii) of Section 9.1(a) to read in its entirety as follows:

                           "(ii) if the transactions contemplated hereby are not
                  completed by March 27, 2000;"

                  (q) The Parties hereby agree to amend clause (ii) of Section 9.1(b) to read in its entirety as follows:

                           "(ii) if the transactions contemplated hereby are not
                  completed by March 27, 2000; or"

                  (r) The Parties agree to amend Section 9.2(a) by deleting the last sentence in Section 9.2(a).

                  (s) The Parties agree to amend Section 9.2(b) by deleting "or Shareholder".

                  (t) The Parties agree to amend Section 10.1 of the Agreement in its entirety to read as follows:

                                    "SECTION 10.1 SELLER'S INDEMNITY
                           OBLIGATIONS. Seller shall indemnify and hold harmless Purchaser and its respective officers, directors, stockholders, employees, agents, representatives and Affiliates (each a "Purchaser Indemnified Party") from and against any and all claims (including without limitation, Environmental Claims), actions, causes of action, arbitrations, proceedings, losses, damages, remediations, liabilities, strict liabilities, judgments, fines, penalties and expenses (including, without limitation, reasonable attorneys' fees) (collectively, the "Indemnified Amounts") paid, imposed on or incurred by a Purchaser Indemnified Party, (i) relating to, resulting from or arising out of (a) any breach or misrepresentation in any of the representations and warranties made by or on behalf of Seller in this Agreement, including without limitation with respect to



                                   EXHIBIT 2.2
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

                           environmental matters, or any certificate or instrument delivered in connection with this Agreement, (b) any violation or breach by Seller and Shareholder of or default by Seller and Shareholder under the terms of this Agreement or any certificate or instrument delivered in connection with this Agreement, (c) any liability of Seller or Shareholder not assumed by Purchaser, including without limitation the Excluded Liabilities; or (ii) relating to, resulting from or arising out of any allegation of a third party of the events described in Sections 10.1(a), (b) or (c) above. For purposes of this
                           Section 10.1, Indemnified Amounts shall include without limitation those Indemnified Amounts ARISING OUT OF THE STRICT LIABILITY (INCLUDING BUT NOT LIMITED TO STRICT LIABILITY ARISING PURSUANT TO ENVIRONMENTAL LAWS) OF ANY PARTY, INCLUDING ANY PURCHASER INDEMNIFIED PARTY."

                  (u) The Parties agree to amend clause (a) of Section 10.4 of the Agreement in its entirety to read as follows:

                                    "(a) Notwithstanding anything to the
                           contrary contained in Article X, the aggregate liability of Seller for any event or occurrence giving rise to Seller being required to indemnify Purchaser Indemnified Parties pursuant to Section
                           10.1 of this Agreement shall be limited to $1,500,000."

                  (v) The Parties agree to amend Section 11.1 by deleting "and Shareholder".

                  (w) The Parties agree to amend Section 11.2(b) by deleting "P.A., Suite 311" and insert in lieu thereof "LLC, Suite 205".

                  (x) The Parties agree to amend Section 11.11 by adding the following sentence at the end of Section 11.11:

                                    "Purchaser shall reimburse to Seller the
                           cost of renewing any tags and title registration on any Motor Vehicle whose tags are not registered in the name of Purchaser prior to April 25, 2000 (such costs to be reimbursed by Purchaser to Seller include but are not limited to costs to purchase tags, registration, etc. and the costs incurred by Seller to transfer the Motor Vehicle from the particular job site in which the Motor Vehicle is being utilized to the place of registration, and the costs to deliver a replacement Motor Vehicle to such job site)."



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

                  (y) The Parties agree to amend the Signature Page by deleting "and Shareholder", and also deleting the following:

                                   "Farrell D. Whiteford hereby executes this
                           Asset Purchase Agreement solely to evidence his agreement to guarantee the performance of all of Seller's obligations under Article X of this Asset Purchase Agreement."


                                       -----------------------------------------
                                       FARRELL D. WHITEFORD"

                  (z) The Parties agree to amend SCHEDULE 2.1(i) (EQUIPMENT) of the Agreement by deleting the following:

                                    "317 DRED'G SPECIAL MODEL 800 SPREADER 20,
                           100 Sep. 96".

                  (aa) The Parties agree to amend SCHEDULE 2.1(ii) (MOTOR VEHICLES) of the Agreement by deleting the following:

                           "210 1973 TRAILMOBILE, TRLR BOX, 850 , May -91".

                  (bb) The Parties agree to amend SCHEDULE 2.1(iv) (CONTRACTS) of the Agreement by deleting the following:

                           "Name                       Contract # or Date               Assignability
                           --------------------------------------------------------------------------
                           City of Baltimore MD        BP-16699                         Assignable

                           MUN. Auth. of
                           Westmoreland Co.            R052-00                          Assignable

                           Dept. of the Navy
                           Indian Head, MD             N62477-99-M3508                  Novation
                                                                                        Agreement"

                           and inserting the following Contracts in lieu thereof

                           "Massachusetts Water
                            Resources Authority        S 319                            Assignable
                                                                                        only with
                                                                                        written
                                                                                        consent



                                   EXHIBIT 2.2
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                                        8

                            Bradford City
                            Water Authority            99-2                             Assignable
                                                                                        only with
                                                                                        written
                                                                                        consent"

                  (cc) The Parties agree to amend SCHEDULE 2.1(vi) (PERMITS) of the Agreement by adding the following:

                           "S--99--12--4603--A
                            S--99--12--4620--A"

                  (dd) The Parties agree to amend SCHEDULE 2.4. (ALLOCATIONS) of the Agreement in its entirety to read as follows:

                                 "SCHEDULE 2.4.
                                   ALLOCATIONS

                           Vehicles and Equipment             $  165,000

                           Goodwill and Intangibles           $1,315,000*

                           Covenant Not To Compete            $   20,000
                                                               ---------

                           PURCHASE PRICE                     $1,500,000*

                           * plus any amounts to be paid for Additional
                           Consideration"

                  (ee) The Parties agree to amend SCHEDULE 5.5 (FINANCIAL STATEMENTS) of the Agreement by deleting the current Schedule and inserting the financial statements attached as Exhibit A hereto.

                  (ff) The Parties agree to amend SCHEDULE 5.7. (ABSENCE OF CERTAIN CHANGES OR EVENTS) of the Agreement by deleting the word "None" and adding the following: "Scott Reilly was no longer an employee of Whiteford Construction Co., Inc. as of January 2000. Ted Eyler's weekly salary was increased from $600 to $673.08. A bonus for calendar year 1999 was paid in full on March 23, 2000 to the following employees:
         Gary W. Barlow $49,565.50; Michael Myers $49,565.50; and Scott Reilly $49,565.50, and the net income of the Business for calendar year 1999 was approximately $281,000."




                                   EXHIBIT 2.2
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

                  (gg) The Parties agree to amend SCHEDULE 5.13. (EMPLOYEE BENEFIT PLANS) of the Agreement by adding the following: "Scott Reilly was no longer an employee of Whiteford Construction Co., Inc. as of January 2000".

                  (hh) The Parties agree to amend SCHEDULE 5.18. (CONTRACTS, AGREEMENTS, PLANS AND COMMITMENTS) of the Agreement by adding the following:

                           "Rain For Rent - Rental of Storage Tank for $30.00 a day.

                           Goodwin Pumps -- Rental of following equipment
                                    a. Control Panel for $99.00 per month
                                    b. Electric Pump for $945.00 per month
                                    c. 100KW Generator for $1,890.00 per month
                                    d. 40KW Generator for $1,485.00 per month

                           Hazco Total Safety - Rental of Air Meter for $325.00 per month"

         2. EARNEST MONEY. The Parties agree that the earnest money has been retained by Seller pursuant to Section 9.4. of the Agreement as an extension fee and as reimbursement for costs and expenses incurred by Seller in connection with the negotiation and execution of the Agreement. The Parties agree that there was not any material breach by Seller or Purchaser or failure of Seller or Purchaser to fulfill any obligation under or in connection with the Agreement being the cause of the extension. The Parties agree that the earnest money shall not be applied against the Purchase Price at Closing.

         3. RATIFICATION. Except as expressly amended by this Amendment, the Agreement and the exhibits and schedules thereto shall remain in full force and effect. None of the rights, interests and obligations existing and to exist under the Agreement are hereby released, diminished or impaired, and the parties hereby reaffirm all covenants, representations and warranties in the Agreement.

         4. EXECUTION IN COUNTERPARTS. For the convenience of the parties, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         5. GOVERNING LAW. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware.

                            [SIGNATURE PAGE FOLLOWS]



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

         IN WITNESS WHEREOF, this Amendment is hereby duly executed by each Party hereto as of the date first written above.

                                       SYNAGRO TECHNOLOGIES, INC.



                                       By: /s/ Mark A. Rome
                                          --------------------------------------
                                          Mark A. Rome, Executive Vice President



                                       WHITEFORD CONSTRUCTION CO., INC.



                                       By: /s/  Farrell D. Whiteford
                                          --------------------------------------
                                          Farrell D. Whiteford, President



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